EXHIBIT 23.1

REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders
HMT Technology Corporation:

Our audits of the consolidated financial statements referred to in our report dated April 14, 2000, except for note 13, which is as of April 26, 2000, appearing on page 33 of this Form 10-K also included an audit of the financial statement schedule listed in Item 14(a)(2) of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP

San Jose, California
June 9, 2000